Exhibit 99

Contact:	Gary Thompson - Media	Jacqueline Beato - Investors
	Caesars Entertainment Corporation	Caesars Entertainment Corporation
	(702) 407-6529	(702) 407-6131

Caesars Entertainment Reports Fourth-Quarter and Full-Year 2011 Results

LAS VEGAS – February 29, 2012 – Caesars Entertainment Corporation (NASDAQ: CZR) today reported the following financial results for the fourth quarter and year ended December 31, 2011:

Financial Highlights

•	Net revenues increased 2.4% for the quarter and 0.2% for the year

•	Income from operations climbed 61.4% for the quarter and 64.5% for the year

•	Property EBITDA rose 7.6% for the quarter and 4.6% for the year

•	Adjusted EBITDA increased 5.9% for the quarter and 3.9% for the year

The table below highlights certain GAAP and non-GAAP financial measures:

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
($ in millions, except per share data)	2011	2010		2011	2010
Net revenues	$2,172.4	$2,121.0	2.4%	$8,834.5	$8,818.6	0.2%

Income from operations	211.6	131.1	61.4%	875.5	532.3	64.5%
Net loss attributable to Caesars	(220.6)	(196.7)	(12.2)%	(687.6)	(831.1)	17.3%
Diluted loss per share (1)	(1.76)	(1.71)	(2.9)%	(5.50)	(8.37)	34.3%

Property EBITDA (2)	492.8	457.8	7.6%	2,016.7	1,927.3	4.6%

Adjusted EBITDA (3)	466.0	439.9	5.9%	1,943.6	1,871.2	3.9%

See footnotes following Caesars Entertainment Operating Company, Inc. results later in this release.

Management Commentary

“We achieved revenue, income from operations and Property and Adjusted EBITDA growth in the fourth quarter, thanks to strong results in Las Vegas and from our international resorts and online activities,” said Gary Loveman, chairman, president and chief executive officer of Caesars Entertainment. “Those gains were partially offset by challenges in certain regional domestic markets.

“The continued growth in Las Vegas was driven by robust international play and higher room and occupancy rates at our properties,” Loveman said. “The outlook for continued strong group bookings and increased visitation to that market bodes well for the success of our Caesars Palace projects, including the Nobu hotel tower and restaurant additions and the Octavius Tower completion, which opened to the public in January this year. Work is progressing on the Linq retail, dining and entertainment experience that will open on the Strip in phases in mid to late 2013.

“Our regional performance continued to be impacted by reduced visitation, increased competition and, in the Illinois/Indiana region, the closure of a key access route to our Southern Indiana property, which has since reopened,” he said.

“We realized an estimated $63 million in incremental expense reductions during the fourth quarter from cost-cutting initiatives including Project Renewal, our program to streamline operations and prepare the company for sustainable long-term growth,” Loveman said. “And we are vigorously pursuing that growth. Our two Ohio casino projects with Rock Gaming are moving forward, with Horseshoe Cleveland scheduled to debut in May this year and Horseshoe Cincinnati progressing toward a second-quarter 2013 opening. “Our Caesars-Rock Gaming group, along with our local partners, is optimistic about getting the go-ahead for a 3,750-slot gaming operation in Baltimore,” he said. “We’re also excited about our alliance with Suffolk Downs that plans to bid for the Zone 1 casino license included in the casino-legalization bill signed late last year in Massachusetts.

“Another fourth-quarter accomplishment was our acquisition of the remaining 49% of online social-games operator Playtika, which has more than three million active daily users and which provides us with the opportunity to reach entertainment consumers around the world,” Loveman said. “We applied for a license to offer online poker to residents of Nevada, which has implemented regulations for intra-state online gaming, and will pursue similar licenses in other states as opportunities arise.

“We also achieved record high customer-satisfaction scores for the fourth quarter and full year 2011 – the 11th straight year of gains in guest satisfaction with the services our employees deliver,” he said. “I’m confident that record will continue as we prepare to launch an exciting expansion of our Total Rewards customer-loyalty program, already the industry’s largest with more than 40 million customers.

“Finally, we began the new year with three transactions designed to strengthen our financial position,” Loveman said. “We registered and listed a limited amount of Caesars Entertainment shares on the NASDAQ stock exchange, and announced an amend-and-extend debt transaction in combination with a bond sale that reduced our scheduled 2015 Caesars Entertainment Operating Company, Inc. bank maturities to $2.1 billion from $5.0 billion and extends maturity dates on $2.9 billion of debt for an additional three to five years. We anticipate pursuing similar transactions to bolster our balance sheet as market conditions warrant.

“I’m confident that our overall operational performance, organizational streamlining, financial enhancements and growth projects already under way are positioning us for sustainable growth in the years ahead,” he said.

Financial Results

Quarterly Results

Net revenues for the fourth quarter of 2011 were $2,172.4 million, up $51.4 million, or 2.4%, from the year-earlier period. The increase in net revenues was due mainly to higher revenues in Las Vegas, and from our international and online businesses, including revenues related to Playtika which we acquired during the year, partially offset by a decline in net revenues at properties in the Midwest and Atlantic City.

For the fourth quarter of 2011, income from operations rose $80.5 million, or 61.4%, to $211.6 million from $131.1 in the year-ago fourth quarter. This increase was primarily due to higher revenues and cost reductions achieved as part of Project Renewal and previous cost reduction programs, as well as a $38.0 million decrease from 2010 in impairment charges related to goodwill and other non-amortizing intangible assets, partially offset by a favorable $23.5 million property tax adjustment recorded in the fourth quarter 2010.

Net loss attributable to Caesars for the fourth quarter of 2011 was $220.6 million, up $23.9 million, or 12.2%, from the fourth quarter of 2010. Higher net losses in the 2011 fourth quarter reflect higher interest expense resulting from the Company’s de-designation of certain interest rate swaps during 2011 and gains on the early extinguishment of debt recognized in the fourth quarter of 2010 that did not recur in 2011, partially offset by higher income from operations and an increase in the benefit for income taxes. See “Other Items” below for further discussion of the Company’s interest expense, early extinguishment of debt and income tax benefit.

Full-Year Results

Net revenues for 2011 were $8,834.5 million, up $15.9 million, or 0.2%, from 2010, as favorable results in Las Vegas, and from our international and online businesses, including revenues related to Playtika, were somewhat offset by revenue declines at properties in the Midwest and Atlantic City.

For the year, income from operations increased $343.2 million, or 64.5%, to $875.5 million from 2010. This increase was due mainly to a $182.0 million decrease from 2010 in impairment charges related to goodwill and other non-amortizing intangible assets, the effects of cost-reduction efforts under cost savings programs, including Project Renewal, and a $53.7 million reduction in write-downs, reserves, recoveries, and project opening costs.

Net loss attributable to Caesars for 2011 decreased 17.3% to $687.6 million from $831.1 million in 2010, due primarily to higher income from operations and an increase in the benefit for income taxes, partially offset by higher interest expense, due mainly to the Company’s de-designation of certain interest rate swaps during 2011 and gains on the early extinguishment of debt recognized in 2010 that did not recur in 2011.

Performance Metrics

The Company measures its performance in part through tracking of trips by rated customers, which means a customer whose gaming activity is tracked through our Total Rewards customer-loyalty system (“trips”), and by spend per rated customer trip (“spend per trip”).

The following table reflects the percentage increase/(decrease) in trips and spend per trip for the U.S. regions for the fourth quarter and full year 2011 compared with the same periods in 2010.

	Fourth Quarter		Full Year
	Trips	Spend per Trip	Trips	Spend per Trip
Consolidated Caesars	(1.9)%	(0.3)%	(6.8)%	3.6%
Las Vegas region	0.6%	(2.1)%	2.5%	2.7%
Atlantic City region:
Lodgers	3.2%	(3.7)%	(0.2)%	(2.2)%
Non-lodgers	2.0%	0.2%	(5.6)%	(0.7)%
All other regions	(4.6)%	0.1%	(9.7)%	3.2%

On a consolidated basis, trips in the fourth quarter of 2011 declined from 2010 as increased trips in the Las Vegas and Atlantic City regions were offset by trip declines in our other U.S. regions. Trip declines were the result of continued weak economic conditions in the Louisiana/Mississippi region, new competition and reduced access to one of our properties due to a bridge closure in the Illinois/Indiana region beginning in the first week of September 2011 that recently reopened, and the impact of marketing programs on trip frequency of certain customer segments in all U.S. regions.

For the full year 2011, trips on a consolidated basis declined from 2010 due to new competition in the Atlantic City, Iowa/Missouri and Illinois/Indiana regions, the bridge closure mentioned above, temporary closures in the Atlantic City region during the third quarter of 2011 due to Hurricane Irene, temporary closures of seven properties in the Illinois/Indiana and Louisiana/Mississippi regions during the first half of 2011 due to flooding and severe weather conditions, and the impact of marketing programs on trip frequency of certain customer segments in all U.S. regions. These decreases in trips were partially offset by an increase in trips for the Las Vegas region during 2011.

On a consolidated basis, cash average daily room rates for 2011 rose 7.1% to $90 from $84 in the fourth quarter and 6.4% to $91 from $86 for the full year from the respective 2010 periods. Total occupancy percentages in 2011 increased 1.3 percentage points in the fourth quarter and 1.4 percentage points for the full year from the same periods in 2010.

Results by Region

To provide more meaningful information than would be possible on either a consolidated basis or an individual property basis, the Company’s casino properties have been grouped into seven regions. Operating results for each of the regions are provided below.

Las Vegas Region

Las Vegas region properties include Bally’s Las Vegas, Bill’s Gamblin’ Hall & Saloon, Caesars Palace, Flamingo Las Vegas, Harrah’s Las Vegas, Imperial Palace, Paris, Planet Hollywood, and Rio.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
($ in millions)	2011	2010		2011	2010
Net revenues	$767.2	$726.7	5.6%	$3,013.1	$2,834.8	6.3%
Income from operations	147.1	100.9	45.8%	495.5	349.9	41.6%
Property EBITDA (2)	224.4	183.7	22.2%	823.7	716.5	15.0%

Despite relatively flat trips and a decrease in spend per trip, net revenues in the Las Vegas region increased $40.5 million, or 5.6%, in the 2011 fourth quarter from 2010 due to strength in the international, high-end gaming segment and hotel revenues. Hotel revenues in the region increased 8.2%, cash average daily room rates increased 8.2% to $91 from $84 and total occupancy percentages rose 1.4 percentage points for the fourth quarter 2011 from 2010. Income from operations increased $46.2 million, or 45.8%, for the 2011 fourth quarter due to the income impact of increased revenues and a decrease in remediation costs related to the properties in the region. Property EBITDA for the fourth quarter of 2011 was $224.4 million, a 22.2% increase from $183.7 million for the same period in 2010, mainly as a result of increased revenues in the region.

Strengthening fundamentals in the overall Las Vegas market positively impacted the Company’s results in the region. Increases in trips, spend per trip, cash average daily room rates, and total occupancy contributed to a $178.3 million, or 6.3% increase in the Company’s Las Vegas region net revenues for the full year 2011 from 2010. Hotel revenues in the region increased 11.4%, cash average daily room rates increased 8.0% to $92 from $85 and total occupancy rose 3.2 percentage points for 2011, marking the Company’s highest occupancy percentage in the Las Vegas region in six years. For the full year 2011, income from operations increased $145.6 million, or 41.6%, from 2010 due to the impact of increased revenues and a decrease in remediation costs related to the properties in the region. Property EBITDA increased 15.0% to 823.7 million in 2011 from 2010 due mainly to increased revenues in the region.

Atlantic City Region

Atlantic City region properties include Bally’s Atlantic City, Caesars Atlantic City, Harrah’s Atlantic City, Harrah’s Chester, and Showboat Atlantic City.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
($ in millions)	2011	2010		2011	2010
Net revenues	$414.9	$417.8	(0.7)%	$1,839.1	$1,899.9	(3.2)%
(Loss)/income from operations	(13.9)	(16.5)	15.8%	79.6	83.7	(4.9)%
Property EBITDA (2)	38.0	32.9	15.5%	278.2	296.3	(6.1)%

Net revenues in the Atlantic City region were down slightly in the fourth quarter 2011 from 2010 as increases in non-gaming revenues mostly offset a decline in casino revenues. Spend per trip by lodgers was down and was flat for non-lodgers, but trips increased for both segments. Loss from operations decreased and Property EBITDA increased for the 2011 fourth quarter, primarily due to cost-reduction activities.

Atlantic City region net revenues declined $60.8 million, or 3.2%, for the full year 2011 from 2010 due to declines in trips and spend per trip in both lodger and non-lodger segments. Trip declines resulted from temporary closures of the properties in the region during the third quarter of 2011 due to Hurricane Irene, the continued effect of competition from new casinos and the mid-2010 introduction of table games in the Pennsylvania market. Income from operations declined $4.1 million, or 4.9%, for the full year 2011 from 2010 due to lower revenues, which was mostly offset by reduced property operating expenses as a result of cost-reduction activities. Property EBITDA decreased $18.1 million, or 6.1%, for the full year 2011 from 2010 due to lower revenues, partially offset by lower property operating expenses.

Louisiana/Mississippi Region

Louisiana/Mississippi region properties include Grand Casino Biloxi, Harrah’s New Orleans, Harrah’s Tunica, Horseshoe Bossier City, Horseshoe Tunica, Louisiana Downs, and Tunica Roadhouse.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
($ in millions)	2011	2010		2011	2010
Net revenues	$258.8	$284.5	(9.0)%	$1,104.4	$1,193.4	(7.5)%
Income from operations	16.0	31.7	(49.5)%	122.0	69.9	74.5%
Property EBITDA (2)	46.8	58.6	(20.1)%	230.4	226.3	1.8%

While spend per trip remained flat for the fourth quarter of 2011 compared to 2010, net revenues in the Louisiana/Mississippi region decreased $25.7 million, or 9.0%, due to a decrease in trips that resulted from continued weak economic conditions in the region. Income from operations for the quarter decreased $15.7 million, or 49.5%, due to lower revenues and a $3.0 million impairment of goodwill and other non-amortizing intangible assets recorded in 2011, partially offset by reduced property operating expenses in the quarter. Property EBITDA for the fourth quarter of 2011 was $46.8 million, a 20.1% decrease from the prior-year quarter due to lower revenues, partially offset by reduced property operating expenses.

Louisiana/Mississippi region net revenues decreased $89.0 million, or 7.5%, for the full year 2011 from 2010 due to a decrease in trips, which were negatively impacted by the temporary closure of three properties in the first half of 2011 due to flooding and severe weather conditions. Income from operations increased $52.1 million, or 74.5%, in 2011 from 2010. This increase was due mainly to reduced property operating expenses and a $48.0 million decrease from 2010 in impairment charges related to goodwill and other non-amortizing intangible assets, partially offset by the impact of lower revenues. Certain costs incurred during 2011 in connection with the closures of several properties due to flooding were not expensed but instead have been recovered from, or recorded as receivables from, third-party insurance providers. Property EBITDA increased $4.1 million, or 1.8%, in 2011 from 2010 due mainly to the change in income from operations, excluding the impact of changes due to impairment charges.

Iowa/Missouri Region

Iowa/Missouri region properties include Harrah’s Council Bluffs, Harrah’s North Kansas City, Harrah’s St. Louis, and Horseshoe Council Bluffs.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
($ in millions)	2011	2010		2011	2010
Net revenues	$177.6	$175.1	1.4%	$724.4	$735.4	(1.5)%
Income from operations	43.3	42.4	2.1%	180.9	171.0	5.8%
Property EBITDA (2)	55.7	55.2	0.9%	230.3	230.3	—%

Net revenues in the Iowa/Missouri region increased $2.5 million, or 1.4%, for the fourth quarter of 2011 from 2010 due to improved customer spend per trip in 2011 and winter storms that negatively affected guest visitation in the prior year. Income from operations increased $0.9 million, or 2.1%, and Property EBITDA increased $0.5 million, or 0.9%, for the quarter due mainly to higher revenues in the region.

Iowa/Missouri region net revenues declined $11.0 million, or 1.5%, for the full year 2011 from 2010 as the impact of higher spend per trip was more than offset by lower trips largely resulting from modifications to marketing programs to certain customer segments. For the full year 2011, income from operations increased $9.9 million, or 5.8%, from 2010. This increase was due mainly to a $9.0 million decrease from 2010 in impairment charges related to goodwill and other non-amortizing intangible assets, while the decrease in net revenues was offset by lower property operating expenses as a result of cost- reduction activities. Property EBITDA of $230.3 million for 2011 remained unchanged from 2010 as the decrease in revenues was offset by lower property operating expenses.

Illinois/Indiana Region

Illinois/Indiana region properties include Harrah’s Joliet, Harrah’s Metropolis, Horseshoe Hammond, and Horseshoe Southern Indiana.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
($ in millions)	2011	2010		2011	2010
Net revenues	$253.4	$278.2	(8.9)%	$1,059.5	$1,160.1	(8.7)%
Income from operations	35.6	25.1	41.8%	145.8	119.0	22.5%
Property EBITDA (2)	53.5	85.2	(37.2)%	226.5	262.0	(13.5)%

Net revenues in the Illinois/Indiana region decreased $24.8 million, or 8.9%, in the fourth quarter of 2011 from 2010, as trips declined due to the impact of both reduced access to one property resulting from a bridge closure beginning in the first week of September 2011 that recently reopened, and new competition. Net revenues were further impacted by a decline in spend per trip during the fourth quarter of 2011. Income from operations for the fourth quarter 2011 increased $10.5 million, or 41.8%, from the same period of the prior year, due mainly to the recovery of business interruption insurance proceeds for lost profits of $7.4 million resulting from temporary property closures in the first half of 2011 as a result of flooding, reduced operating expenses, and a $38.0 million decrease from 2010 in impairment charges. These increases were partially offset by the income impact of reduced revenues and higher property taxes resulting from a favorable $23.5 million property tax adjustment recorded in the fourth quarter of 2010 that did not recur in 2011. Property EBITDA decreased $31.7 million, or 37.2%, in the last quarter of 2011 compared to 2010, due mainly to the change in income from operations, excluding the impact of changes due to impairment charges.

Despite an increase in spend per trip, Illinois/Indiana region net revenues decreased $100.6 million, or 8.7%, for the full year 2011 from 2010, as trips declined due to the impact of temporary closures of four properties in the first half of 2011 as a result of flooding and severe weather conditions, the bridge closure mentioned, and new competition. Income from operations for 2011 increased $26.8 million, or 22.5%, to $145.8 million from $119.0 million in 2010. This increase was primarily due to lower property operating expenses and a $58.0 million decrease from 2010 in impairment charges related to goodwill and other non-amortizing intangible assets, partially offset by the impact of lower revenues and the property tax adjustment mentioned above. Property EBITDA decreased 13.5% in 2011 from 2010 due mainly to the change in income from operations, excluding the impact of changes due to impairment charges.

Other Nevada Region

Other Nevada region properties include Harrah’s Lake Tahoe, Harrah’s Laughlin, Harrah’s Reno, and Harvey’s Lake Tahoe.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
($ in millions)	2011	2010		2011	2010
Net revenues	$94.9	$94.0	1.0%	$450.0	$447.5	0.6%
(Loss)/income from operations	(1.8)	(1.2)	(50.0)%	46.6	(13.9)	*
Property EBITDA (2)	9.1	10.4	(12.5)%	89.5	81.3	10.1%

*	Not Meaningful

While spend per trip in the Other Nevada region decreased during the fourth quarter 2011 from 2010, net revenues increased slightly due to an increase in number of trips. Loss from operations and Property EBITDA in the fourth quarter of 2011 were negatively impacted by an increase in property operating expenses, partially offset by higher net revenues when compared to the 2010 fourth quarter.

Net revenues in the Other Nevada region for the full year 2011 increased slightly from 2010 as an increase in number of trips more than offset a decrease in spend per trip. (Loss)/income from operations improved by $60.5 million for 2011 primarily due to a $49.0 million decrease from 2010 in impairment charges related to goodwill and other non-amortizing intangible assets, higher net revenues and lower property operating expenses. Property EBITDA increased $8.2 million, or 10.1%, in 2011 due mainly to the change in income from operations, excluding the impact of changes due to impairment charges.

Managed, International and Other

Managed, International and Other results include the Company’s three Managed tribal casinos and Thistledown Racetrack, the results of its International properties, and Other, which is comprised of corporate expenses, including administrative, marketing and development costs; income from certain non-consolidated affiliates and the results of Caesars Interactive Entertainment, which consists of the businesses related to the World Series of Poker® (“WSOP”) brand, an online real money business in the U.K. and alliances with online gaming providers in Italy and France, and “for fun” gaming offerings, including the results of recently acquired Playtika Ltd., a social media and mobile gaming business, since the date of acquisition.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
($ in millions)	2011	2010		2011	2010
Net revenues
Managed	$11.2	$11.0	1.8%	$48.1	$43.9	9.6%
International	126.0	114.1	10.4%	462.2	431.1	7.2%
Other	68.4	19.6	249.0%	133.7	72.5	84.4%

Total net revenues	$205.6	$144.7	42.1%	$644.0	$547.5	17.6%

(Loss)/income from operations
Managed	$1.2	$1.5	(20.0)%	$6.0	$11.9	(49.6)%
International	19.1	6.1	213.1%	38.8	10.5	269.5%
Other	(35.0)	(58.9)	40.6%	(239.7)	(269.7)	11.1%

Total loss from operations	$(14.7)	$(51.3)	71.3%	$(194.9)	$(247.3)	(21.2)%

Net revenues in the Managed, International and Other businesses increased $60.9 million, or 42.1%, in the fourth quarter and $96.5 million, or 17.6%, in the full year 2011 from 2010, due mainly to increases in spend per trip at the Company’s Uruguay and London Clubs properties and to the addition of revenues from the 2011 acquisition of Playtika. Full year net revenues 2011 increased despite declines experienced by two properties in Egypt due to uprisings earlier in the year.

Loss from operations decreased $36.6 million, or 71.3%, in the fourth quarter and $52.4 million, or 21.2%, in the full year 2011 from 2010, due mainly to strong performance of the Company’s international businesses and the results of its growing online businesses. Full year results were also positively impacted by an $18.0 million decrease from 2010 in impairment charges related to goodwill and other non-amortizing intangible assets, partially offset by lower results at Thistledown Racetrack.

Other Items

Write-downs, reserves, recoveries, and project opening costs decreased $53.7 million, or 35.9%, for the full year 2011, driven primarily by a $31.7 million reduction in remediation costs associated with Las Vegas properties and $77.2 million in 2010 expenses that did not recur in 2011, consisting of a $52.2 million write-down of a note receivable related to a venture for development of a casino project in Philadelphia, Pennsylvania and a $25.0 million expense related to a previously disclosed contingency. These reductions were partially offset by a $45.2 million increase in 2011 costs associated with identification and implementation of the Company’s efficiency projects.

Interest expense, net of interest capitalized increased by $164.2 million, or 32.2%, for the fourth quarter and $140.7 million, or 7.1%, for the full year 2011 from the same periods in 2010. Interest expense is reported net of interest capitalized of $10.6 million and $0.3 million for the fourth quarter 2011 and 2010, respectively and $22.8 million and $1.4 million for the full year 2011 and 2010, respectively. The majority of the interest capitalized in 2011 relates to the completion of the Octavius Tower at Caesars Palace Las Vegas. Prior to the consideration of interest capitalized, interest expense increased by $174.5 million for the fourth quarter and $162.1 million for the full year 2011 from the same periods in 2010. During the fourth quarter 2011, the Company amended certain of its interest rate swap agreements, and modified the interest rate election on a portion of its portfolio of underlying term loans. As a result, the Company determined that all of its interest rate swap agreements no longer qualified as hedging instruments for accounting purposes, and was required to reclassify $183.2 million of accumulated other comprehensive losses into interest expense. Prior to consideration of this non-cash charge, interest expense decreased by $8.7 million for the fourth quarter and by $21.1 million for the full year 2011 from the same periods in 2010. Incremental interest expense associated with debt issued in April 2011 to complete the Company’s Linq and Octavius projects was more than offset by reduced interest associated with debt retired in connection with the fourth quarter 2010 exchange of debt for equity. Interest expense was favorably impacted by lower interest rates obtained through the amendments to our interest rate swap agreements completed in the second quarter of 2011.

The Company did not have any early extinguishments of debt during the 2011 fourth quarter. For the 2010 fourth quarter, we recognized a gain of $66.9 million on the repurchase of CMBS loans. The full year 2011 gain on early extinguishments of debt of $47.9 million is the result of the March and April 2011 CMBS Loan repurchases previously disclosed. During the full year 2010, the Company recognized gains on early extinguishments of debt of $115.6 million as a result of the fourth quarter 2010 transaction noted above and the previously disclosed transactions recorded in the first, second and third quarters of 2010 to repurchase CMBS Loans and the completion of an offering that retired outstanding senior and senior subordinated notes.

The Company’s fourth quarter 2011 effective tax rate benefit was 56.9%, compared with an effective tax rate benefit of 34.9% for the fourth quarter 2010. The Company’s full year 2011 effective tax rate benefit was 43.2%, compared with an effective tax rate benefit of 36.3% for full year 2010. The increase in the effective tax rate benefits for the fourth quarter and full year 2011 was due to (i) a deferred tax benefit of $46.4 million from a correction of an error in the deferred tax liabilities in the fourth quarter of 2011 primarily relating to transaction costs incurred in connection with the acquisition in 2008 that were incorrectly recorded in 2008 and not properly adjusted upon the 2009 receipt of the final transaction cost reports, (ii) state deferred tax benefits resulting from the reorganization of certain of the Company’s state operations and (iii) other discrete tax items.

Caesars Entertainment has undertaken comprehensive cost-reduction efforts to right size expenses with business levels. In the fourth quarter of 2010, the Company embarked on a reorganization it refers to as “Project Renewal,” an initiative designed to reinvent certain aspects of the Company’s functional and operating units to gain significant further cost reductions and streamline its operations. In the third quarter of 2011, the Company designed a unique shared-services organization that will enable more efficient decision making and sharing of best practices. Caesars anticipates that the Company will have a permanently lower cost structure and will benefit from greater concentration of specified talent and quicker decision making. The Company estimates that Project Renewal and previous cost-savings programs produced $63.3 million and $268.9 million in incremental cost savings for the fourth quarter and full year 2011, respectively, when compared to the same periods of the prior year. Additionally, as of December 31, 2011, the Company estimates that, once fully implemented, these cost-savings programs will produce additional annual cost savings of $198.3 million.

Caesars Entertainment Operating Company, Inc. Results

As a substantial portion of the debt of Caesars Entertainment’s consolidated group is issued by Caesars Entertainment Operating Company, Inc. (“CEOC”), the Company believes it is meaningful to also provide information on the results of operations of CEOC. Results for CEOC are summarized below. CEOC’s Summary of Operations, Supplemental Information, and Reconciliation of Net Loss Attributable to CEOC to Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted, can be found at the end of this press release.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
($ in millions)	2011	2010		2011	2010
Net revenues	$1,644.7	$1,655.2	(0.6)%	$6,804.0	$6,856.1	(0.8)%
Income from operations	161.0	113.5	41.9%	704.3	411.8	71.0%
Net loss attributable to CEOC	(246.9)	(219.2)	(12.6)%	(779.4)	(851.1)	8.4%
Property EBITDA (2)	379.2	369.3	2.7%	1,591.7	1,527.1	4.2%
Adjusted EBITDA (3)	351.3	350.1	0.3%	1,513.8	1,466.0	3.3%

(1)	On February 8, 2012, the Company effected a 1.742-for-one split of our common stock. All applicable per-share data presented herein has been retroactively adjusted to give effect to this stock split.

(2)

Property EBITDA is a non GAAP measure that is defined and reconciled to our most comparable GAAP measure later in this release. We have included Property EBITDA because our management uses Property EBITDA to measure performance and allocate resources, and we believe that Property EBITDA provides investors with additional information consistent with that used by our management.

(3)

Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to our most comparable GAAP measure later in this release. Adjusted EBITDA does not include the pro forma effect of adjustments related to properties and yet-to-be-realized cost savings from our profitability improvement programs.

Caesars Entertainment will host a conference call today, February 29, 2012 at 8 a.m. Pacific Standard Time to review its fourth quarter results. The call will be accessible in the Investor Relations section of www.caesars.com.

If you would like to ask questions and be an active participant in the call, you should dial (877) 637-3723, or (832) 412-1752 for international callers, and enter Conference ID 46104471 approximately 10 minutes before the call start time. A recording of the live call will be available on our website for 90 days after the event.

* * * * *

Caesars Entertainment is the world’s most diversified casino-entertainment company. Since its beginning in Reno, Nevada, more than 73 years ago, Caesars has grown through development of new resorts, expansions, and acquisitions, and now operates casinos on four continents. The company’s resorts operate primarily under the Caesars®, Harrah’s®, and Horseshoe® brand names. Caesars also owns the World Series of Poker® and the London Clubs International family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence, and technology leadership. We are committed to environmental sustainability and energy conservation and recognize the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of the Company’s significant indebtedness;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry in particular;

•

construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	the effects of environmental and structural building conditions relating to our properties;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to realize the expense reductions from our cost savings programs;

•	access to available and reasonable financing on a timely basis;

•

changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	the ability of our customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	our ability to recoup costs of capital investments through higher revenues;

•	acts of war or terrorist incidents, severe weather conditions, uprisings, or natural disasters;

•	access to insurance on reasonable terms for our assets;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness, the ongoing downturn in the gaming industry, or any other factor; and

•	the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED SUMMARY OF OPERATIONS

(UNAUDITED)

	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2011	2010	2011	2010
Net revenues	$2,172.4	$2,121.0	$8,834.5	$8,818.6

Property operating expenses	(1,679.6)	(1,663.2)	(6,817.8)	(6,891.3)
Depreciation and amortization	(180.2)	(187.4)	(712.5)	(735.5)
Write-downs, reserves, recoveries, and project opening costs	(8.9)	(9.6)	(96.0)	(149.7)
Impairment of goodwill and other non-amortizing intangible assets	(11.0)	(49.0)	(11.0)	(193.0)
(Loss)/income on interests in non-consolidated affiliates	(3.7)	0.7	(7.9)	(1.5)
Corporate expense	(37.7)	(37.0)	(152.8)	(140.9)
Acquisition and integration costs	(0.7)	(5.2)	(4.3)	(13.6)
Amortization of intangible assets	(39.0)	(39.2)	(156.7)	(160.8)

Income from operations	211.6	131.1	875.5	532.3
Interest expense, net of interest capitalized	(673.9)	(509.7)	(2,122.3)	(1,981.6)
Gains on early extinguishments of debt	—	66.9	47.9	115.6
Other income, including interest income	8.6	13.5	25.3	41.7

Loss before income taxes	(453.7)	(298.2)	(1,173.6)	(1,292.0)
Benefit for income taxes	258.3	104.2	506.9	468.7

Net loss	(195.4)	(194.0)	(666.7)	(823.3)
Less: net income attributable to non-controlling interests	(25.2)	(2.7)	(20.9)	(7.8)

Net loss attributable to Caesars	$(220.6)	$(196.7)	$(687.6)	$(831.1)

Loss per share - basic and diluted	$(1.76)	$(1.71)	$(5.50)	$(8.37)

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

	As of December 31,
(In millions)	2011	2010
Assets
Current assets
Cash and cash equivalents	$904.6	$987.0
Other current assets	932.6	803.5

Total current assets	1,837.2	1,790.5

Property and equipment, net of accumulated depreciation of $2,681.3 and $1,991.5	17,266.0	17,766.6
Goodwill and other intangible assets	8,120.7	8,132.7
Restricted cash	451.1	—
Other long-term assets	840.6	897.9

	$28,515.6	$28,587.7

Liabilities and Stockholders’ Equity
Current liabilities
Other current liabilities	$1,562.4	$1,527.2
Current portion of long-term debt	40.4	55.6

Total current liabilities	1,602.8	1,582.8
Long-term debt	19,759.5	18,785.5
Other long-term liabilities	6,099.9	6,546.8

	27,462.2	26,915.1

Total Caesars Entertainment Corporation Stockholders’ equity	1,006.7	1,632.8
Non-controlling interests	46.7	39.8

Total stockholders’ equity	1,053.4	1,672.6

	$28,515.6	$28,587.7

CAESARS ENTERTAINMENT CORPORATION

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION

TO PROPERTY EBITDA

(UNAUDITED)

Property EBITDA is presented as a supplemental measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. Our presentation of Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within our industry. We have included Property EBITDA because our management uses Property EBITDA to measure performance and allocate resources, and we believe that Property EBITDA provides investors with additional information consistent with that used by our management.

The following tables reconcile net loss attributable to Caesars to Property EBITDA for the periods indicated.

	Quarter Ended December 31, 2011
($ in millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Total
Net loss attributable to Caesars								$(220.6)
Net income attributable to non-controlling interests								25.2

Net loss								(195.4)
Benefit for income taxes								(258.3)

Loss before income taxes								(453.7)
Other income, including interest income								(8.6)
Interest expense, net of interest capitalized								673.9

Income/(loss) from operations	$147.1	$(13.9)	$16.0	$43.3	$35.6	$(1.8)	(14.7)	211.6
Depreciation and amortization	60.0	45.3	18.2	12.1	19.0	7.1	18.5	180.2
Amortization of intangible assets	19.1	3.8	5.5	—	0.3	3.5	6.8	39.0
Impairment of goodwill and other non-amortizing intangible assets	—	—	3.0	—	—	—	8.0	11.0
Write-downs, reserves, recoveries, and project opening costs	(1.2)	2.1	4.2	0.3	(1.4)	0.4	4.5	8.9
Acquisition and integration costs	—	—	—	—	—	—	0.7	0.7
(Income)/loss on interests in non-consolidated affiliates	(0.6)	0.7	(0.2)	—	—	—	3.8	3.7
Corporate expense	—	—	—	—	—	—	37.7	37.7

Property EBITDA	$224.4	$38.0	$46.8	$55.7	$53.5	$9.1	$65.3	$492.8

CAESARS ENTERTAINMENT CORPORATION

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION

TO PROPERTY EBITDA

(UNAUDITED)

	Quarter Ended December 31, 2010
($ in millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Total
Net loss attributable to Caesars								$(196.7)
Net income attributable to non-controlling interests								2.7

Net loss								(194.0)
Benefit for income taxes								(104.2)

Loss before income taxes								(298.2)
Other income, including interest income								(13.5)
Gains on early extinguishments of debt								(66.9)
Interest expense, net of interest capitalized								509.7

Income/(loss) from operations	$100.9	$(16.5)	$31.7	$42.4	$25.1	$(1.2)	$(51.3)	131.1
Depreciation and amortization	58.5	44.0	20.0	12.7	21.5	8.1	22.6	187.4
Amortization of intangible assets	19.1	3.8	5.5	—	0.3	3.5	7.0	39.2
Impairment of goodwill and other non-amortizing intangible assets	—	—	—	—	38.0	—	11.0	49.0
Write-downs, reserves, recoveries, and project opening costs	5.9	2.1	1.6	0.1	0.3	—	(0.4)	9.6
Acquisition and integration costs	—	—	—	—	—	—	5.2	5.2
(Income)/loss on interests in non-consolidated affiliates	(0.7)	(0.5)	(0.2)	—	—	—	0.7	(0.7)
Corporate expense	—	—	—	—	—	—	37.0	37.0

Property EBITDA	$183.7	$32.9	$58.6	$55.2	$85.2	$10.4	$31.8	$457.8

CAESARS ENTERTAINMENT CORPORATION

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION

TO PROPERTY EBITDA

(UNAUDITED)

	Year Ended December 31, 2011
($ in millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Total
Net loss attributable to Caesars								$(687.6)
Net income attributable to non-controlling interests								20.9

Net loss								(666.7)
Benefit for income taxes								(506.9)

Loss before income taxes								(1,173.6)
Other income, including interest income								(25.3)
Gains on early extinguishments of debt								(47.9)
Interest expense, net of interest capitalized								2,122.3

Income/(loss) from operations	$495.5	$79.6	$122.0	$180.9	$145.8	$46.6	$(194.9)	875.5
Depreciation and amortization	238.4	174.3	73.3	48.8	78.0	28.3	71.4	712.5
Amortization of intangible assets	76.4	15.1	21.9	—	1.4	13.9	28.0	156.7
Impairment of goodwill and other non-amortizing intangible assets	—	—	3.0	—	—	—	8.0	11.0
Write-downs, reserves, recoveries, and project opening costs	13.4	6.6	10.8	0.7	1.4	0.7	62.4	96.0
Acquisition and integration costs	0.2	—	—	—	—	—	4.1	4.3
(Income)/loss on interests in non-consolidated affiliates	(0.3)	2.5	(0.7)	—	—	—	6.4	7.9
Corporate expense	—	—	—	—	—	—	152.8	152.8

Property EBITDA	$823.7	$278.2	$230.4	$230.3	$226.5	$89.5	$138.1	$2,016.7

CAESARS ENTERTAINMENT CORPORATION

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION

TO PROPERTY EBITDA

(UNAUDITED)

	Year Ended December 31, 2010
($ in millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Total
Net loss attributable to Caesars								$(831.1)
Net income attributable to non-controlling interests								7.8

Net loss								(823.3)
Benefit for income taxes								(468.7)

Loss before income taxes								(1,292.0)
Other income, including interest income								(41.7)
Gains on early extinguishments of debt								(115.6)
Interest expense, net of interest capitalized								1,981.6

Income/(loss) from operations	$349.9	$83.7	$69.9	$171.0	$119.0	$(13.9)	$(247.3)	532.3
Depreciation and amortization	239.2	178.8	79.6	50.3	81.8	32.3	73.5	735.5
Amortization of intangible assets	76.3	15.1	21.9	—	1.4	13.9	32.2	160.8
Impairment of goodwill and other non-amortizing intangible assets	—	—	51.0	9.0	58.0	49.0	26.0	193.0
Write-downs, reserves, recoveries, and project opening costs	54.7	15.8	4.7	—	1.7	—	72.8	149.7
Acquisition and integration costs	—	—	—	—	—	—	13.6	13.6
(Income)/loss on interests in non-consolidated affiliates	(3.7)	2.9	(0.8)	—	—	—	3.1	1.5
Corporate expense	—	—	—	—	—	—	140.9	140.9

Property EBITDA	$716.5	$296.3	$226.3	$230.3	$262.0	$81.3	$114.6	$1,927.3

CAESARS ENTERTAINMENT CORPORATION SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA

(UNAUDITED)

Adjusted EBITDA is defined as earnings before interest expense, income taxes, and depreciation and amortization (“EBITDA”) further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC’s secured credit facilities.

LTM Adjusted EBITDA -Pro Forma is defined as Adjusted EBITDA further adjusted to include pro forma adjustments related to properties and estimated cost savings yet-to-be-realized.

We present Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma as supplemental measures of our performance and believe that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of our company.

Because not all companies use identical calculations, our presentation of Adjusted EBITDA and LTM Adjusted EBITDA - Pro Forma may not be comparable to other similarly titled measures of other companies.

The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the quarters ended December 31, 2011 and 2010.

($ in millions)	2011	2010
Net loss attributable to Caesars	$(220.6)	$(196.7)
Interest expense, net of capitalized interest and interest income	665.4	499.6
Benefit for income taxes	(258.3)	(104.2)
Depreciation and amortization	222.4	229.3

EBITDA	408.9	428.0
Project opening costs, abandoned projects, and development costs (a)	1.8	0.1
Acquisition and integration costs (b)	0.7	5.2
Gains on early extinguishments of debt (c)	—	(66.9)
Net income/(loss) attributable to non-controlling interests, net of (distributions) (d)	22.1	(1.6)
Impairment of goodwill and other non-amortizing intangible assets (e)	11.0	49.0
Non-cash expense for stock compensation benefits (f)	4.6	1.6
Expected recoveries from insurance claims for flood losses (g)	(7.4)	—
Other items (h)	24.3	24.5

Adjusted EBITDA	$466.0	$439.9

The following table reconciles net loss attributable to Caesars to Adjusted EBITDA and LTM Adjusted EBITDA—Pro Forma for the years ended December 31, 2011 and 2010.

($ in millions)	2011	2010
Net loss attributable to Caesars	$(687.6)	$(831.1)
Interest expense, net of capitalized interest and interest income	2,097.8	1,947.6
Benefit for income taxes	(506.9)	(468.7)
Depreciation and amortization	881.3	907.8

EBITDA	1,784.6	1,555.6
Project opening costs, abandoned projects, and development costs (a)	37.0	31.2
Acquisition and integration costs (b)	4.3	13.6
Gains on early extinguishments of debt (c)	(47.9)	(115.6)
Net income/(loss) attributable to non-controlling interests, net of (distributions) (d)	11.1	(2.3)
Impairment of goodwill and other non-amortizing intangible assets (e)	11.0	193.0
Non-cash expense for stock compensation benefits (f)	22.2	18.1
Expected recoveries from insurance claims for flood losses (g)	6.6	—
Other items (h)	114.7	177.6

Adjusted EBITDA	1,943.6	1,871.2

Pro forma adjustments related to properties (i)	—	15.7
Pro forma adjustment for estimated cost savings yet-to-be-realized (j)	198.3	207.5

LTM adjusted EBITDA - Pro Forma	$2,141.9	$2,094.4

(a)

Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(b)

Amounts include certain one-time costs associated with the 2010 acquisition of Planet Hollywood and with development activities in the Ohio and Pennsylvania markets, which are infrequently occurring costs associated with acquisition initiatives.

(c)

Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(d)

Amounts represent minority owners’ share of income/(loss) from our majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(e)	Amounts represent non-cash charges to impair intangible assets primarily resulting from changes in the business outlook in light of the economic downturns in prior periods.
(f)	Amounts represent non-cash stock-based compensation expense related to stock options granted to our employees.
(g)	Amounts represent the expected cash payments to be received from our insurance carriers to compensate us for lost profits during the floods that occurred in 2011.
(h)

Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA – Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing our efficiency and cost-saving programs, our insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(i)

Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired or disposed of during the period.

(j)

Amounts represent adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from our announced Project Renewal and other profitability improvement programs.

The following tables present the Consolidated Summary of Operations and Supplemental Information for Caesars Entertainment Operating Company, Inc. (“CEOC”), a wholly owned subsidiary of Caesars Entertainment Corporation for the periods indicated.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	Quarter Ended December 31,		Year Ended December 31,
($ in millions)	2011	2010	2011	2010
Net revenues	1,644.7	1,655.2	6,804.0	6,856.1
Property operating expenses	(1,265.5)	(1,285.9)	(5,212.3)	(5,329.0)
Depreciation and amortization	(142.1)	(147.2)	(556.1)	(573.2)
Write-downs, reserves, recoveries, and project opening costs	(6.4)	(3.1)	(91.9)	(123.8)
Impairment of goodwill and other non-amortizing intangible assets	(11.0)	(49.0)	(11.0)	(193.0)
Loss on interests in non-consolidated affiliates	(4.0)	(0.3)	(6.9)	(3.7)
Corporate expense	(30.0)	(27.5)	(120.9)	(107.5)
Acquisition and integration costs	(0.6)	(4.5)	(3.5)	(12.8)
Amortization of intangible assets	(24.1)	(24.2)	(97.1)	(101.3)

Income from operations	161.0	113.5	704.3	411.8
Interest expense, net of interest capitalized	(649.1)	(467.6)	(2,030.9)	(1,782.0)
Losses on early extinguishments of debt	—	—	—	(4.7)
Other income, including interest income	8.2	12.7	24.1	40.9

Loss before income taxes	(479.9)	(341.4)	(1,302.5)	(1,334.0)
Benefit for income taxes	247.4	125.1	533.5	490.9

Net loss	(232.5)	(216.3)	(769.0)	(843.1)
Less: net income attributable to non-controlling interests	(14.4)	(2.9)	(10.4)	(8.0)

Net loss attributable to CEOC	$(246.9)	$(219.2)	$(779.4)	$(851.1)

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT

OPERATING COMPANY, INC. TO PROPERTY EBITDA

(UNAUDITED)

Property EBITDA is presented as a supplemental measure of CEOC’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. Our presentation of Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within our industry. We have included Property EBITDA because our management uses Property EBITDA to measure performance and allocate resources, and we believe that Property EBITDA provides investors with additional information consistent with that used by our management.

The following tables reconcile net loss attributable to CEOC to Property EBITDA for the periods indicated.

	Quarter Ended December 31, 2011
($ in millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Total
Net loss attributable to CEOC								$(246.9)
Net income attributable to non-controlling interests								14.4

Net loss								(232.5)
Benefit for income taxes								(247.4)

Loss before income taxes								(479.9)
Other income, including interest income								(8.2)
Interest expense, net of interest capitalized								649.1

Income/(loss) from operations	$88.5	$(11.0)	$16.0	$43.3	$35.6	$(3.7)	$(7.7)	161.0
Depreciation and amortization	36.6	32.3	18.2	12.1	19.0	5.3	18.6	142.1
Amortization of intangible assets	8.2	2.7	5.5	—	0.3	0.5	6.9	24.1
Impairment of goodwill and other non-amortizing intangible assets	—	—	3.0	—	—	—	8.0	11.0
Write-downs, reserves, recoveries, and project opening costs	(1.9)	2.1	4.2	0.3	(1.4)	0.4	2.7	6.4
Acquisition and integration costs	—	—	—	—	—	—	0.6	0.6
Loss/(income) on interests in non-consolidated affiliates	—	0.3	(0.2)	—	—	—	3.9	4.0
Corporate expense	—	—	—	—	—	—	30.0	30.0

Property EBITDA	$131.4	$26.4	$46.8	$55.7	$53.5	$2.6	$62.8	$379.2

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT

OPERATING COMPANY, INC. TO PROPERTY EBITDA

(UNAUDITED)

	Quarter Ended December 31, 2010
($ in millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Total
Net loss attributable to CEOC								$(219.2)
Net income attributable to non-controlling interests								2.9

Net loss								(216.3)
Benefit for income taxes								(125.1)

Loss before income taxes								(341.4)
Other income, including interest income								(12.7)
Interest expense, net of interest capitalized								467.6

Income/(loss) from operations	$58.2	$(18.1)	$31.7	$42.4	$25.1	$(3.9)	$(21.9)	113.5
Depreciation and amortization	33.2	31.1	20.0	12.7	21.5	6.0	22.7	147.2
Amortization of intangible assets	8.2	2.7	5.5	—	0.3	0.6	6.9	24.2
Impairment of goodwill and other non-amortizing intangible assets	—	—	—	—	38.0	—	11.0	49.0
Write-downs, reserves, recoveries, and project opening costs	0.5	1.1	1.6	—	0.3	—	(0.4)	3.1
Acquisition and integration costs	—	—	—	—	—	—	4.5	4.5
(Income)/loss on interests in non-consolidated affiliates	—	(0.2)	(0.2)	—	—	—	0.7	0.3
Corporate expense	—	—	—	—	—	—	27.5	27.5

Property EBITDA	$100.1	$16.6	$58.6	$55.2	$85.2	$2.7	$50.9	$369.3

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT

OPERATING COMPANY, INC. TO PROPERTY EBITDA

(UNAUDITED)

	Year Ended December 31, 2011
($ in millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Total
Net loss attributable to CEOC								$(779.4)
Net income attributable to non-controlling interests								10.4

Net loss								(769.0)
Benefit for income taxes								(533.5)

Loss before income taxes								(1,302.5)
Other income, including interest income								(24.1)
Interest expense, net of interest capitalized								2,030.9

Income/(loss) from operations	$270.6	$49.4	$122.0	$180.9	$145.8	$28.2	$(92.6)	704.3
Depreciation and amortization	139.4	123.8	73.3	48.8	78.0	21.5	71.3	556.1
Amortization of intangible assets	32.7	10.9	21.9	—	1.4	2.2	28.0	97.1
Impairment of goodwill and other non-amortizing intangible assets	—	—	3.0	—	—	—	8.0	11.0
Write-downs, reserves, recoveries, and project opening costs	7.5	5.6	10.8	0.7	1.4	0.7	65.2	91.9
Acquisition and integration costs	—	—	—	—	—	—	3.5	3.5
Loss/(income) on interests in non-consolidated affiliates	—	1.2	(0.7)	—	—	—	6.4	6.9
Corporate expense	—	—	—	—	—	—	120.9	120.9

Property EBITDA	$450.2	$191.0	$230.4	$230.3	$226.5	$52.5	$210.8	$1,591.7

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT

OPERATING COMPANY, INC. TO PROPERTY EBITDA

(UNAUDITED)

	Year Ended December 31, 2010
($ in millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Total
Net loss attributable to CEOC								$(851.1)
Net income attributable to non-controlling interests								8.0

Net loss								(843.1)
Benefit for income taxes								(490.9)

Loss before income taxes								(1,334.0)
Other income, including interest income								(40.9)
Losses on early extinguishments of debt								4.7
Interest expense, net of interest capitalized								1,782.0

Income/(loss) from operations	$162.5	$33.5	$69.9	$171.0	$119.0	$(28.7)	$(115.4)	411.8
Depreciation and amortization	137.1	126.6	79.6	50.3	81.8	24.3	73.5	573.2
Amortization of intangible assets	32.6	10.9	21.9	—	1.4	2.2	32.3	101.3
Impairment of goodwill and other non-amortizing intangible assets	—	—	51.0	9.0	58.0	49.0	26.0	193.0
Write-downs, reserves, recoveries, and project opening costs	29.8	14.8	4.7	—	1.8	—	72.7	123.8
Acquisition and integration costs	—	—	—	—	—	—	12.8	12.8
Loss/(income) on interests in non-consolidated affiliates	—	1.5	(0.8)	—	—	—	3.0	3.7
Corporate expense	—	—	—	—	—	—	107.5	107.5

Property EBITDA	$362.1	$187.3	$226.3	$230.3	$262.0	$46.8	$212.3	$1,527.1

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT

OPERATING COMPANY, INC.

TO ADJUSTED EBITDA, LTM ADJUSTED EBITDA-PRO FORMA AND

LTM ADJUSTED EBITDA-PRO FORMA - CEOC RESTRICTED

(UNAUDITED)

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC’s the credit facility.

LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include pro forma adjustments related to properties and estimated cost savings yet-to-be-realized.

We present Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma as supplemental measures of CEOC’s performance and believe that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CEOC.

Adjusted EBITDA and LTM adjusted EBITDA-Pro Forma include the results and adjustments of CEOC on a consolidated basis without the exclusion of CEOC’s unrestricted subsidiaries, and therefore, are different than the calculations used to determine compliance with debt covenants under the credit facility. The reconciliation of Net loss attributable to CEOC to LTM adjusted EBITDA-Pro Forma on the following page includes an additional calculation to exclude the results and adjustments of the unrestricted subsidiaries of CEOC resulting in an amount used to determine compliance with debt covenants (“LTM adjusted EBITDA-Pro Forma - CEOC Restricted”).

Because not all companies use identical calculations, the presentation of CEOC’s Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM adjusted EBITDA-Pro Forma - CEOC Restricted may not be comparable to other similarly titled measures of other companies.

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the quarters ended December 31, 2011 and 2010.

($ in millions)	2011	2010
Net loss attributable to CEOC	$(246.9)	$(219.2)
Interest expense, net of capitalized interest and interest income	641.0	457.8
Benefit for income taxes	(247.4)	(125.1)
Depreciation and amortization	169.4	174.2

EBITDA	316.1	287.7
Project opening costs, abandoned projects, and development costs (a)	1.8	(2.3)
Acquisition and integration costs(b)	0.6	4.5
Net income attributable to non-controlling interests, net of (distributions) (d)	11.3	(1.5)
Impairment of goodwill and other non-amortizing intangible assets (e)	11.0	49.0
Non-cash expense for stock compensation benefits (f)	4.4	1.5
Expected recoveries from insurance claims for flood losses (g)	(7.4)	—
Other items (h)	13.5	11.2

Adjusted EBITDA	$351.3	$350.1

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM adjusted EBITDA-Pro Forma - CEOC Restricted for the years ended December 31, 2011 and 2010.

($ in millions)	2011	2010
Net loss attributable to CEOC	$(779.4)	$(851.1)
Interest expense, net of capitalized interest and interest income	2,007.5	1,748.9
Benefit for income taxes	(533.5)	(490.9)
Depreciation and amortization	665.3	685.9

EBITDA	1,359.9	1,092.8
Project opening costs, abandoned projects, and development costs (a)	36.4	28.8
Acquisition and integration costs (b)	3.5	12.8
Loss on early extinguishments of debt (c)	—	4.7
Net income attributable to non-controlling interests, net of (distributions) (d)	0.6	(2.1)
Impairment of goodwill and other non-amortizing intangible assets (e)	11.0	193.0
Non-cash expense for stock compensation benefits (f)	21.3	17.2
Expected recoveries from insurance claims for flood losses (g)	6.6	—
Other items (h)	74.5	118.8

Adjusted EBITDA	1,513.8	1,466.0

Pro forma adjustments related to properties (i)	—	15.7
Pro forma adjustment for estimated cost savings yet-to-be-realized (j)	138.8	145.3

LTM adjusted EBITDA-Pro Forma	1,652.6	1,627.0

EBITDA of CEOC’s unrestricted subsidiaries	(70.9)	(43.5)
Adjustments related to CEOC’s unrestricted subsidiaries	0.7	(9.7)
Pro forma adjustments related to CEOC’s unrestricted subsidiaries	(6.3)	(7.9)

LTM adjusted EBITDA-Pro Forma - CEOC Restricted	$1,576.1	$1,565.9

(a)

Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(b)

Amounts include certain one-time costs associated with the 2010 acquisition of Planet Hollywood and with development activities in the Ohio and Pennsylvania markets, which are infrequently occurring costs associated with acquisition initiatives.

(c)

Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(d)

Amounts represent minority owners’ share of income/(loss) from our majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(e)	Amounts represent non-cash charges to impair intangible assets primarily resulting from changes in the business outlook in light of the economic downturns in prior periods.
(f)	Amounts represent non-cash stock-based compensation expense related to stock options granted to our employees.
(g)	Amounts represent the expected cash payments to be received from our insurance carriers to compensate us for lost profits during the floods that occurred in 2011.
(h)

Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA – Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing our efficiency and cost-saving programs, our insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(i)

Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired or disposed of during the period.

(j)

Amounts represent adjustments of CEOC to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from our announced Project Renewal and other profitability improvement programs.